EXHIBIT 2.2

                                 STATE OF NEVADA
                               SECRETARY OF STATE

                          CERTIFICATE OF REINSTATEMENT

     I, DEAN HELLER, the duly elected Secretary of State of the State of Nevada,
do hereby certify that      S & W ENTERPRISES INC.
(NEW NAME PURSUANT TO NRS 78.185) S & W ENTERPRISES & INVESTMENTS, INC., a
corporation formed under the laws of the State of     NEVADA    having paid all
filing fees, licenses, penalties and costs, in accordance with the provisions of Title 7 of the Nevada Revised Statutes, as amended, for the years and in the amounts as follows:

     1996-97   LIST OF OFFICERS AND PENALTY . . . . $100
     1997-98                                  "     $100
     REINSTATEMENT FEE                              $50

and otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.

                              IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office in Carson City, Nevada, this FIFTH day of AUGUST, A.D., 1997

          [SEAL]              /s/ Dean Heller
                              ---------------------------------------------
                              Secretary of State

                              By Michael Lee
                              ---------------------------------------------
                              Deputy